Exhibit 99.5

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in the registration statement on Form S-4, to which this consent is an exhibit, filed by Fifth Third Bancorp (the “Registrant”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Registrant following the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of October 5, 2025, by and among Registrant, Fifth Third Financial Corporation, Comerica Incorporated and Comerica Holdings Incorporated), and to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Curtis C. Farmer
Curtis C. Farmer

Dated: November 5, 2025